Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

October 4, 2013

Penn National Gaming, Inc.

825 Berkshire Boulevard
Wyomissing, PA 19610

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-11 (as amended or supplemented through the date hereof, the “Registration Statement”) of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”), including the prospectus forming a part thereof, relating to the registration of shares of common stock, par value $0.01 per share, of GLPI, which will be distributed pursuant to the proposed pro rata distribution (the “Spin-Off”) to the shareholders of Penn National Gaming, Inc. (“Penn”), following the Compliance Exchanges (as defined below), of all of the outstanding shares of common stock to GLPI owned by Penn immediately prior to the Spin-Off.  In connection with the Spin-Off, certain members of the “Carlino Group,” which consists of Peter M. Carlino and the Carlino Family Trust and the beneficiaries thereof, will receive (i) additional shares of GLPI common stock, in exchange for shares of Penn common stock that they will transfer to Penn immediately prior to the Spin-Off (the “Carlino Stock Exchange”) and/or (ii) options to acquire GLPI common stock, in exchange for options to acquire Penn common stock, which options will be issued/tendered following the Spin-Off (the “Carlino Option Exchange,” and together with Carlino Stock Exchange, the “Compliance Exchanges”).

We hereby confirm that, subject to the limitations and qualifications set forth therein, the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF” contains our opinion as to the material U.S. federal income tax consequences of the Spin-Off to U.S. holders of Penn common stock (the “Opinion”).

In providing the Opinion, we have assumed that (i) the transactions contemplated by (a) the Request of Penn National Gaming, Inc. for Rulings Pursuant to Sections 355, 368(a)(1)(D) and 856 and Certain Other Relevant Provisions of the Code submitted by Penn to the Internal Revenue Service on June 28, 2011, together with the appendices and exhibits thereto, and any supplemental filings or other material subsequently submitted to the Internal Revenue Service through the date hereof (the “Ruling Request”) and (b) the private letter ruling issued by the Internal Revenue Service to Penn in response to the Ruling Request (the “Ruling”) will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein and affecting the Opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Ruling Request, the Ruling and the Registration Statement are true, complete and correct, (iii) the facts and representations made in the Ruling Request and the Ruling are true, complete and correct and will remain true, complete and correct at all times up to and including the date of the Spin-Off, and (iv) Penn and GLPI and their respective subsidiaries will report the Spin-Off for U.S. federal income tax purposes in a manner consistent with the Opinion.  If any of the above described assumptions are untrue for any reason or if the Spin-Off is consummated in a manner that is different from the manner in which it is described in the Ruling Request, the Ruling or the Registration Statement, the Opinion may be adversely affected.

We hereby confirm the Opinion in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz